EXHIBIT 99

                                                                October 26, 2004
                                                           FOR IMMEDIATE RELEASE
                                             Contact:  Larry W. Mosby, President
                                                     and Chief Executive Officer
                                          First Federal Financial Services, Inc.
                                                              Tel (618) 656-6200



FIRST FEDERAL FINANCIAL SERVICES, INC. ANNOUNCES DIVIDEND


EDWARDSVILLE, Illinois - October 26, 2004 - Larry W. Mosby, President and Chief Executive Officer of First Federal Financial Services, Inc., today announced that the Company has declared a quarterly cash dividend of $.07 per share of the Company's common stock. The dividend reflects an annual cash dividend rate of $.28 per share. The dividend will be payable to stockholders of record as of November 4, 2004, and will be paid on November 18, 2004.

     The Company is the majority-owned subsidiary of First Federal Financial Services, MHC, a federal mutual holding company, which owns 55% percent of the Company's outstanding shares. First Federal Financial Services, MHC has filed a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company. The level of the Company's dividend is based on the anticipated waiver of receipt of dividends by First Federal Financial Services, MHC, and could be adjusted if regulatory non-objection to such waiver is not received.

     First Federal Financial Services, Inc. is the parent corporation for First Federal Savings & Loan Association of Edwardsville, a federally chartered savings association headquartered in Edwardsville, Illinois. The Association's deposits are insured by the Federal Deposit Insurance Corporation. The Association operates one full-service office in Edwardsville, Illinois.